Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-52269 and  333-44089 on Form S-3 and Registration Statement No. 333-38342 on Form S-8 of Price Communications Corporation of our report dated March 21, 2003 relating to the consolidated financial statements of Price Communications Corporation as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for Intangible Assets to conform to Statement of Financial Accounting Standards No. 142; and an explanatory paragraph relating to certain restatements made to prior years financial statements that were audited by other auditors who have ceased operations and for which we expressed no opinion or other form of assurance other than with respect to disclosures related to such restatement) and our report dated February 27, 2004 relating to the financial statements of Verizon Wireless of the East LP as of  December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this Annual Report on Form 10-K/A of Price Communications Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
New York, New York
March 23, 2004